Exhibit 99.1

NEWS RELEASE

Press Release

Shoe Pavilion, Inc. Announces the Appointment of Michael P. McHugh as its Executive Vice President and Chief Financial Officer

Sherman Oaks, Calif. - November 15, 2007 - Shoe Pavilion, Inc. (Nasdaq:SHOE) today announced that effective immediately, Michael P. McHugh has been appointed its new Executive Vice President and Chief Financial Officer. Mr. McHugh has over 35 years financial and accounting experience, including 12 years (1986-1998) as the Senior Vice President and Chief Financial Officer of J. Crew Group, Inc., then a privately owned $875 million specialty store retailer and five years (1998-2002) as the Senior Vice President and CFO of Authentic Fitness Inc., a $350 million publicly traded swimwear manufacturer and retailer.

Dmitry Beinus, the Company's Chairman and CEO stated "We are very pleased to have someone of Mike's substantial experience join us now, particularly as we move into our holiday sales period and the 2008 fiscal year."

The Company also has filed a Form 12b-25 Notification of Late Filing with the Securities and Exchange Commission for an extension to file its Quarterly Report on Form 10-Q for the period ended September 29, 2007. In its extension filing with the SEC, the Company explained that the Form 10-Q filing was delayed because the Company was still completing procedures necessary for closing the quarter, including finalizing its analyses of inventory valuation, long-lived assets impairment and deferred income tax assets valuation. The Company is focused on resolving the foregoing issues and intends to promptly file its Form 10-Q upon such completion.

About Shoe Pavilion

Shoe Pavilion is an independent off-price footwear retailer. We offer a broad selection of women's, men's and children's designer label and name brand footwear, typically at 20% to 60% below department store regular prices for the same shoes. We currently operate 116 stores in California, Washington, Oregon, Arizona, Nevada, Texas and New Mexico. More information on Shoe Pavilion can be found by visiting the Company's web site at www.shoepavilion.com.

Business Risks and Forward Looking Statements

This press release contains forward-looking statements relating to, among other things, results deemed to be achievable by management in 2007 and store opening plans. Sales and earnings trends are also affected by many other factors including, among others, the performance of existing and newly-opened stores, world and national political events, including general economic conditions, the effectiveness of our promotions and merchandising strategies, the efficient operation of our supply chain, including the support of our key vendors, our effective management of business risks, including litigation, and competitive factors applicable to our retail markets.

In light of these risks, the forward-looking statements contained in this press release are not guarantees of future performance and in fact may not be realized. Our actual results could differ materially and adversely from those expressed in this press release. Further, the statements made by us above represent our views only as of the date of this press release, and it should not be assumed that the statements made herein remain accurate as of any future date. We do not presently intend to update these statements prior to our next quarterly earnings release and undertake no duty to any person to effect any such update under any circumstances.

Investors are also urged to review carefully the discussion under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 30, 2006, which has been filed with the Securities and Exchange Commission and may be accessed through the EDGAR database maintained by the SEC at www.sec.gov.

CONTACT: Dmitry Beinus,
            (818) 907 9975